Exhibit 23.6

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

CONSENT OF PRC LEGAL ADVISER

We hereby consent to the reference to our name in the registration statement on Form F-1 filed by YS Biopharma Co., Ltd. with the U.S. Securities and Exchange Commission (the “SEC”) on April 12, 2023 (the “Registration Statement”) and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Jingtian & Gongcheng

/s/ Jingtian & Gongcheng

Beijing, the People’s Republic of China

April 12, 2023